Exhibit 23.4

Dentons Rodyk & Davidson LLP 80 Raffles Place #33-00 UOB Plaza 1 Singapore 048624

G +65 6225 2626

F +65 6225 1838

dentons.rodyk.com

Our ref: KOEB / TYJ / 44773.2

17 October 2025

FBS Global Limited

74 Tagore Lane,

#02-00 Sindo Industrial Estate,

Singapore 787498

Dear Sirs,

Re FBS Global Limited (the “Company”) – Registration on Form F-1 of the Company

1.	We have acted as legal advisers to the Company as to Singapore law in connection with the disclosures on certain Singapore law matters in the registration statement and prospectus relating to the public offering of the ordinary shares in the Company (the “Registration Statement”), and in particular, the disclosures in the Registration Statement relating to the enforceability of civil liabilities in Singapore.

2.	We consent to all references to us, if any, in the Registration Statement and any amendments thereto, and we consent to the filing of this consent letter with the United States Securities Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Yours faithfully,

Dentons Rodyk & Davidson LLP

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Dentons Rodyk & Davidson LLP is a limited liability partnership registered in Singapore with Registration No. T07LL0439G, and a member of Dentons global legal practice. Please see dentons.com for Legal Notices.